Exhibit 10.24

AMENDED AND RESTATED CONSULTING AGREEMENT

Effective September 1, 2003, Kai Li (“Consultant”) and Data Domain, Inc. (“Company”) agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A. Consultant acknowledges that he has received all compensation and consideration (in any form) due him for all services performed under any prior agreement (whether written or oral) for the Company prior to the date of this Agreement.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Consultant was an employee of Company. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains during the period over which Consultant is to be providing Services that relate to Company or the business or demonstrably anticipated business of Company in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement.

c. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing Services (i) and for one year thereafter, Consultant will not encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

d. To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, (i) Company may and is hereby authorized to use Consultant’s name in connection with promotion of its business, products and services and to allow others to do so and (ii) if the Services include (or Consultant otherwise provides) any acting, singing, dancing, voice, modeling, posing or similar activity, Company also may and is hereby authorized to (and to allow others to) use, reproduce, disseminate, alter and otherwise exploit any results of such activity (including, without limitation, any manner in which such activity may be recorded or remembered or modified) or derivatives or extensions or imitations thereof in any manner Company sees fit. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services or provides services similar to any of those referred to in clause (ii) above in this paragraph in connection with the Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4. Termination. If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 10 days’ notice unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon 10 days’ notice, but, if (and only if) without cause, Company shall upon termination pay Consultant all unpaid amounts due for Services completed prior to termination. Sections 2 (subject to the limitations on Section 2.c stated therein) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and not as an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind the Company to any contract. Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved but shall be solely responsible for the manner and hours in which Services are performed under this Agreement. Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction of Consultant. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

6. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this agreement in whole or part.

7. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

By signing below, Consultant and the Company agree to the terms of this Agreement and also agree to the amendments to the Purchase Agreement and Option Agreement set forth on Exhibit A.

CONSULTANT	DATA DOMAIN, INC.

/s/ Kai Li	By:	/s/ Frank Slootman
Kai Li		Frank Slootman,
Chief Executive Officer and President

EXHIBIT A

SERVICES

Services as requested by the Company from time to time.

This Agreement constitutes the entire contract between the parties hereto with regard to Consultant’s provision of services to the Company and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof, including the Offer Letter dated March 13, 2002, the Consulting Agreement dated September 2, 2002 (the “2002 Consulting Agreement”) and the renewal of the 2002 Consulting Agreement dated March 3, 2003. Consultant acknowledges that he has received all compensation due him for services performed for the Company prior to the date of this Agreement.

This Agreement shall continue in effect from September 1, 2003 until such time as it is terminated by either party upon 10 days advance written notice provided to the other party in accordance with Section 7 of this Agreement.

FEES/EXPENSES

—Monthly housing allowance of $2,000/month, payable on the first of each month, for each month Consultant provides full-time Services to the Company at the location of its principal offices.

—All reasonable travel expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

—Consulting rate of $7,500 per month for a maximum of one day of Services per week, payable in arrears.

—Each of the Company and Consultant hereby acknowledge and agree that Consultant has vested at the rate of 1/48th per month since Consultant’s vesting commencement date and, as of September 1, 2003, is vested in 1,109,337 shares pursuant to the Stock Purchase Agreement dated November 8, 2001 (the “Purchase Agreement”) and 223,996 shares pursuant to the Stock Option Agreement dated February 25, 2002 (the “Option Agreement”). Consultant acknowledges that he has received all vesting credit due him as a result of all services performed for the Company prior to the date of this Agreement. Each of the Company and Consultant hereby acknowledge and agree that the Purchase Agreement and Option Agreement shall remain in full force and effect except as expressly modified below.

Purchase Agreement Section 2(b) shall be amended as follows:

“(i) The Right of Repurchase shall lapse with respect to 1/48th of the Purchased Shares when the Purchaser completes each month of continuous Service after January 1, 2001.

(ii) In addition, if the Company is subject to a Change in Control and the Purchaser’s Service is terminated without Cause within 12 months after such Change in Control, then the vested portion of the Restricted Shares shall be determined by adding 12 months to the Purchaser’s actual period of Service as of the date of such termination.”

Option Agreement/Notice of Stock Option Grant shall be amended as follows:

“Vesting Schedule:	The Right of Repurchase shall lapse with respect to 1/48th of the Shares subject to this option when the Optionee completes each month of continuous Service after the Vesting Commencement Date. The Right of Repurchase may lapse on an accelerated basis under Section 7(b) of the Stock Option Agreement.”

Section 7(b) of the Option Agreement shall be amended as follows:

“(b) Lapse of Repurchase Right. The Right of Repurchase shall lapse with respect to the Restricted Shares in accordance with the vesting schedule set forth in the Notice of Stock Option Grant. In addition, if the Company is subject to a Change in Control and the Optionee’s Service is terminated without Cause within 12 months after such Change in Control, then the vested portion of the Restricted Shares shall be determined by adding 12 months to the Optionee’s actual period of Service as of the date of such termination.”

EXHIBIT B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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